Exhibit 15

[Letterhead of PricewaterhouseCoopers LLP]

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 8, 2006 on our review of interim financial information of Arch Capital Group Ltd. (the “Company”) for the three month periods ended March 31, 2006 and 2005 and included in the Company’s quarterly report on Form 10-Q/A for the quarter ended March 31, 2006 is incorporated by reference in the Registration Statement on Forms S-3 (Registration No. 33-34499, Registration No. 333-82612 and Registration No. 333-110190) and in the Registration Statements on Forms S-8 (Registration No. 33-99974, Registration No. 333-86145, Registration No. 333-72182, Registration No. 333-82772, Registration No. 333-98971 and Registration No. 333-124422).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York
August 4, 2006